================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                         WUXI PHARMATECH (CAYMAN) INC.
                                (Name of Issuer)

                   ORDINARY SHARES, PAR VALUE $0.02 PER SHARE
                         (Title of Class of Securities)

                                   929352102
                                 (CUSIP Number)

                               DECEMBER 31, 2007
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)
        [_]       Rule 13d-1(c)
        [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


===============================================================================

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 2 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         General Atlantic LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 3 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP (Bermuda) Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 4 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         General Atlantic Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 5 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP-W International, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 6 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GapStar, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 7 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP Coinvestments III, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 8 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP Coinvestments IV, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 9 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP Coinvestments CDA, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 10 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 11 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAPCO Management GmbH
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               68,968,402
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      68,968,402
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,968,402
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 12 of 19


Item 1.   (a)    NAME OF ISSUER

                 WuXi PharmaTech (Cayman) Inc. (the "Company")

          (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                 288 Fute Zhong Road, Waigaoqiao Free Trade Zone, Shanghai 200131, People's Republic of China

Item 2.   (a)    NAMES OF PERSONS FILING

                 This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons")

                 (i)     General Atlantic LLC ("GA LLC");

                 (ii)    GAP (Bermuda) Limited ("GAP Bermuda GenPar");

                 (iii)   General Atlantic Partners (Bermuda), L.P. ("GAP LP");

                 (iv)    GAP-W International, L.P. ("GAP-W");

                 (v)     GapStar, LLC ("GapStar");

                 (vi)    GAP Coinvestments III, LLC ("GAPCO III");

                 (vii)   GAP  Coinvestments  IV, LLC ("GAPCO  IV");

                 (viii)  GAP Coinvestments CDA, L.P. ("GAPCO CDA");

                 (ix)    GAPCO Management GmbH ("GmbH"); and

                 (x)     GAPCO GmbH & Co. KG ("KG").

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 13 of 19


          (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                 c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830

          (c)    CITIZENSHIP

                 (i)     GA LLC - Delaware

                 (ii)    GAP Bermuda GenPar - Bermuda

                 (iii)   GAP LP - Bermuda

                 (iv)    GAP-W - Bermuda

                 (v)     GapStar - Delaware

                 (vi)    GAPCO III - Delaware

                 (vii)   GAPCO IV - Delaware

                 (viii)  GAPCO CDA - Delaware

                 (ix)    GmbH - Germany

                 (x)     KG - Germany

          (d)    TITLE OF CLASS OF SECURITIES

                 Ordinary Shares, par value $0.02 per share (the "Ordinary Shares" or "Shares").

          (e)    CUSIP NUMBER

                 929352102

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 14 of 19


Item 3.   IF THIS  STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS:

          Not applicable.

Item 4.   OWNERSHIP.

          As of December 31, 2007, the Reporting Persons owned the following number of Shares:

          (i) GA owned of record no Shares or 0.0% of the issued and outstanding Shares.

          (ii) GAP Bermuda GenPar owned of record no Shares or 0.0% of the issued and outstanding Shares.

          (iii) GmbH owned of record no Shares or 0.0% of the issued and outstanding Shares.

          (iv) GAP LP owned 45,321,426 Shares, representing 30,357,850 Shares of record and 14,963,576 Shares issuable upon conversion of convertible notes owned by GAP LP, or 5.86% of the issued and outstanding Shares.

          (v) GAP-W owned 17,242,101 Shares, representing 11,549,350 Shares of record and 5,692,751 Shares issuable upon conversion of convertible notes owned by GAP-W, or 2.23% of the issued and outstanding Shares.

          (vi) GapStar owned 1,034,515 Shares, representing 692,950 Shares of record and 341,565 Shares issuable upon conversion of convertible notes owned by GapStar, or 0.13% of the issued and outstanding Shares.

          (vii) GAPCO III owned 4,127,599 Shares, representing 2,764,800 Shares of record and 1,362,799 Shares issuable upon conversion of convertible notes owned by GAPCO III, or 0.53% of the issued and outstanding Shares.

          (viii) GAPCO IV owned 966,199 Shares, representing 647,200 Shares of record and 318,999 Shares issuable upon conversion of convertible notes owned by GAPCO IV, or 0.12% of the issued and outstanding Shares.

          (ix) GAPCO CDA owned 86,214 Shares, representing 57,750 Shares of record and 28,464 Shares issuable upon conversion of convertible notes owned by GAPCO CDA, or 0.01% of the issued and outstanding Shares.

          (x) KG owned 190,348 Shares, representing 127,500 Shares of record and 62,848 Shares issuable upon conversion of convertible notes owned by KG, or 0.02% of the issued and outstanding Shares.

          GAP Bermuda GenPar is the general partner of GAP LP and GAP-W. GA LLC is the sole member of GapStar and the general partner of GAPCO CDA. The Managing Directors of GA LLC are the directors and executive officers of GAP Bermuda GenPar. The managing members of GAPCO III and GAPCO IV are Managing Directors of GA LLC. GmbH is the general partner of KG. The Managing Directors of GA LLC make voting and investment decisions with respect to the securities held by KG and GmbH. There are 28 Managing Directors of GA LLC. Each of the Managing Directors of GA LLC disclaims ownership of such shares owned by GA LLC except to the extent he has a pecuniary interest therein. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each owns of record. GA LLC, GAP Bermuda GenPar, GAP LP, GAP-W, GapStar, GAPCO III, GAPCO IV, GAPCO CDA, GmbH and KG are a "group" within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended.

          Accordingly, as of December 31, 2007, each of the Reporting Persons may be deemed to own beneficially an aggregate of 68,968,402 Shares or 8.9% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 68,968,402 Shares that may be deemed to be owned beneficially by each of them. Every one American Depositary Share of the Company represents eight Ordinary Shares.

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 15 of 19


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          See Item 4.

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 16 of 19


Item 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

Item 10.  CERTIFICATION

          Not applicable.

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 17 of 19


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 21, 2008

                                         GENERAL ATLANTIC LLC

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Managing Director


                                         GAP (BERMUDA) LIMITED

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Vice President


                                         GENERAL ATLANTIC PARTNERS (BERMUDA),
                                         L.P.
                                         By: GAP (Bermuda) Limited,
                                             its General Partner

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Vice President


                                         GAP-W INTERNATIONAL, L.P.
                                         By: GAP (Bermuda) Limited,
                                             its General Partner

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Vice President


                                         GAPSTAR, LLC
                                         By: General Atlantic LLC,
                                             its Sole Member

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Managing Director

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 18 of 19



                                         GAP COINVESTMENTS III, LLC

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   A Managing Member


                                         GAP COINVESTMENTS IV, LLC

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   A Managing Member


                                         GAP COINVESTMENTS CDA, L.P.
                                         By: General Atlantic LLC,
                                             its Sole Member

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Managing Director


                                         GAPCO GMBH & CO. KG
                                         By: GAPCO Management GmbH,
                                             its General Partner

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Procuration Officer


                                         GAPCO MANAGEMENT GMBH

                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name: Thomas J. Murphy
                                              Title:   Procuration Officer

CUSIP NO. 929352102                 SCHEDULE 13G                 Page 19 of 19


                                 EXHIBIT INDEX



          Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.